Exhibit 21.1

Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Advanced GeoServices Corp.	Pennsylvania
Air, Water and Soil Laboratories, Inc.	Virginia
Analytical Environmental Services	California
Emerging Compounds Treatment Technologies, Inc.	Massachusetts
Enthalpy Analytical, LLC	Delaware
Environmental Planning Specialists, Inc.	Georgia
Envirosystems, Incorporated	New Hampshire
ES Engineering Services, LLC	Delaware
FRS Environmental Remediation, Inc	Florida
Leymaster Environmental Consulting, LLC	California
Montrose Air Quality Services, LLC	Delaware
Montrose Environmental Group AB	Sweden
Montrose Environmental Group GmbH	Germany
Montrose Environmental Group Ltd.	British Columbia
Montrose Environmental Solutions, LLC	Delaware
Montrose Foreign Holdings, Inc.	Delaware
Montrose Measurements and Analytics, LLC	Delaware
Montrose Planning & Permitting, LLC	Delaware
Montrose Services, LLC	Delaware
Montrose Waste-To-Resources, LLC	Delaware
Montrose Water and Sustainability Services, Inc.	Delaware
MSE Group, LLC	Texas
Nautilus Environmental, Inc.	California

PARS Environmental, Inc.	New Jersey
The Center for Toxicology and Environmental Health, LLC	Arkansas
CTEH Leasing, LLC	Arkansas
CTEH Properties, LLC	Arkansas
CTEH Government Services, LLC	Arkansas
CTEH IT Services, LLC	Arkansas